EXHIBIT 5.1

                        OPINION OF DAVIS POLK & WARDWELL


                                                                   June 28, 2001

E*TRADE Group, Inc.
4500 Bohannon Drive
Menlo Park, California 94025

Ladies and Gentlemen:

     We are acting as counsel for E*TRADE Group, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of $325,000,000 aggregate principal amount of the Company's 6.75% Convertible Subordinated Notes Due 2008 (the "Notes") and such indeterminate number of shares of the Company's common stock, $0.01 par value, as may be required for issuance upon conversion of the Notes (the "Conversion Shares"). The Notes were issued pursuant to an Indenture dated as of May 29, 2001 (together with the officers' certificate dated May 29, 2001 setting forth the terms of the Notes, the "Indenture") between the Company and The Bank of New York, as trustee.

     The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company (the "Selling Securityholders"). We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     On the basis of the foregoing, we are of the opinion that:

          1. The Notes have been duly authorized and constitute valid and legally binding obligations of the Company, entitled to the benefits provided by the Indenture, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

          2. The Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                          Very truly yours,

                                          /S/ DAVIS POLK & WARDWELL